Registration No. 333-189428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Iroko Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Iroko Pharmaceuticals Inc.

One Kew Place, 150 Rouse Boulevard, Philadelphia, PA 19112

(267) 546-3003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Moji James

General Counsel

Iroko Pharmaceuticals Inc.

One Kew Place, 150 Rouse Boulevard, Philadelphia, PA 19112

(267) 546-3003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmelo M. Gordian Ted A. Gilman Andrews Kurth LLP 111 Congress, Suite 1700 Austin, TX 78701 (512) 320-9200	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Ordinary shares, par value $0.01	$145,000,000	$19,778

(1)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our Amended and Restated Memorandum and Articles of Association provides that we shall indemnify any of our directors, officers or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings or suits. If such person provides an undertaking to repay expense advances under certain circumstances, we shall pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, such person is entitled to be indemnified against all expenses, including legal fees, and against all judgments and fines reasonably incurred by such person in connection with the proceedings. We are required to indemnify a director or officer only if he or she acted honestly and in good faith with a view to what he or she believed to be our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director or officer acted honestly and in good faith with a view to what he or she believed to be our best interests, and as to whether the director or officer had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of nolle prosequi does not, by itself, create a presumption that a director or officer did not act honestly and in good faith and with a view to our best interests or that the director or officer had reasonable cause to believe that his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and officers pursuant to which we agree to indemnify them against a number of liabilities and expenses which could be incurred by such persons in connection with claims made by reason of their being such a director or officer.

We may purchase and maintain insurance in relation to any of our directors or officers against any such liability asserted against, and/or expense incurred by, the directors or officers in that capacity.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our directors and officers upon the terms and subject to the conditions specified therein.

Item 7. Recent Sales of Unregistered Securities

Since January 1, 2010, Iroko Intermediate made sales of the following unregistered securities which were exchanged for our securities pursuant to the Reorganization Transactions described in “Corporate Formation and Reorganization” above:

■

Between August 2010 and September 2011, Iroko Intermediate issued and sold an aggregate of 93,962,188 shares of its common stock to Iroko Holdings S.A. (the precursor to Cordial Investments Inc., or Cordial) at a per share price of $1.00.

■

In February, 2012, Iroko Intermediate issued 98,393,500 shares of its Series A preferred stock and 9,000,000 shares of its common stock to Iroko Holdings S.A. (the precursor to Cordial) in exchange for 93,962,188 shares of its common stock pursuant to an Agreement and Plan of Reorganization.

■	In March 2012, Iroko Intermediate issued 14,000,000 shares of Series A preferred stock to Iroko Holdings S.A. (the precursor to Cordial) in exchange for $14,000,000.

■

From March 2012 to March 2013, Iroko Intermediate granted stock options (852,500 of which were issued pursuant to an exchange of options previously issued by Iroko Holdings S.A.) under its 2012 Stock Option/Stock Issuance Plan to purchase an aggregate of 981,300 shares of its common stock at an exercise of $1.52 per share to a total of 56 employees, directors and consultants. Of these, 18,375 have been exercised and 962,925 remain outstanding as of March 31, 2013.

■

Since January 1, 2010, Iroko Intermediate issued and sold an aggregate of 18,375 shares of its common stock to employees, directors and consultants at an exercise price of $1.52 per share upon the exercise of stock options granted under its 2012 Stock Option/Stock Issuance Plan. All 18,375 shares remain outstanding.

In addition, (1) in April 2013, we issued 60,000,000 convertible preference shares to Cordial in connection with the capitalization of outstanding indebtedness owed by Iroko Pharmaceuticals Inc. pursuant to the Reorganization Transactions described in “Corporate Formation and Reorganization” above, (2) in May 2013, we issued 5,000,000 convertible preference shares to Cordial at a per share price of $1.00, and (3) in June 2013, we issued 5,000,000 convertible preference shares to Cordial at a per share price of $1.00.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT NUMBER	EXHIBIT TABLE

1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon completion of the offering

4.1*	Specimen Ordinary Share Certificate of the Registrant

5.1*	Opinion of Walkers as to the validity of the securities being offered

10.1†	Form of Indemnification Agreement for directors and officers of the Registrant, as currently in effect

10.2†	Amended and Restated 2012 Share Option Plan

10.3†	Form of Notice of Grant — Standard Exercise Option for Amended and Restated 2012 Share Option Plan

10.4*	Employment Agreement, dated , by and between Iroko Pharmaceuticals Inc. and Osagie Imasogie

10.5†	Employment Agreement, dated July 21, 2011, by and between Iroko Holdings LLC and John Vavricka

10.6†	Employment Agreement, effective as of April 6, 2012, by and between Iroko Holdings LLC and Clarence L. Young, M.D.

10.7†	Employment Agreement, dated February 21, 2012, by and between Iroko Holdings LLC and Moji James

10.8†	Form of Employment, Confidential Information, and Invention Assignment Agreement

10.9**	Exclusive Sub-license Agreement dated December 6, 2007, by and between Iroko Pharmaceuticals S.a.r.l and Aspen Pharmacare Holdings, Limited

10.10*	Amended and Restated Nano-Reformulated Compound License and Option Agreement dated as of December 28, 2012, by and between the Registrant, Iroko Pharmaceuticals, LLC, iCeutica Pty Ltd and iCeutica Inc.

10.11*	Nano-Reformulated Compound License and Option Agreement, dated as of December 28, 2012, by and between the Registrant, iCeutica Pty Ltd and iCeutica Inc.

EXHIBIT NUMBER	EXHIBIT TABLE

10.12*	Promissory Note, dated as of December 28, 2012, by and between the Registrant and iCeutica Inc.

10.13†**	Confidential Service Agreement, dated as of November 30, 2012, by and between the Registrant and Ventiv Commercial Services, LLC

10.14*	Management Services Agreement, dated as of , by and between the Registrant and Phoenix IP Ventures-III, LLC

10.15**	Manufacturing and Supply Agreement between Iroko Pharmaceuticals (Luxembourg) S.a.r.l and Aspen Global Incorporated dated April 1, 2008 and First Addendum dated August 17, 2011.

10.16†**	Master Services Agreement between Iroko Pharmaceuticals, LLC and Aptuit Inc. (n/k/a Catalent CTS, Inc.) dated September 10, 2010.

10.17**	Capital Project Agreement between Iroko Pharmaceuticals, LLC and Catalent CTS, Inc. dated May 10, 2012 and Binding Term Sheet for Submicron-formulated Pharmaceutical Products Exclusive Commercial Manufacturing Agreement between Iroko Pharmaceuticals, LLC and Catalent CTS, Inc. dated September 14, 2012.

10.18*	Purchase Agreement among Drawbridge Iroko Holdings LLC, Phoenix IP Ventures LLC, Phoenix IP Ventures-I, LP, Iroko Holdings LLC and Brox Acquisition Co. dated August 10, 2010.

10.19†	Revolving Credit Facility between Cordial Investments Inc. and Iroko Pharmaceuticals Inc. dated May 23, 2013.

16†	Letter re: Change in Certifying Accountant

21.1*	List of Subsidiaries of the Registrant

23.1†	Consent of KMPG LLP.

23.2*	Consent of Walkers (included in Exhibit 5.1)

23.3†	Consent of Impact Rx

24.1†	Power of Attorney (included on the signature page)

*	To be filed by amendment.
**	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.
†	Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Iroko Pharmaceuticals Inc. has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 27th day of June, 2013.

Iroko Pharmaceuticals Inc.

By:	/s/ Moji James
Moji James Senior Vice President, General Counsel and Secretary

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities indicated on the 27th day of June, 2013.

SIGNATURE	TITLE

* John F. Vavricka	President, Chief Executive Officer (Principal Executive Officer)

* Fred C. Krieger	Chief Financial Officer (Principal Financial and Accounting Officer)

* Osagie Imasogie	Chairman of the Board

* Nathan Burkey	Director

* Jeremy Fletcher	Director

David U’Prichard	Director

*By:	/s/ Moji James
Moji James Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT TABLE

1.1*	Form of Underwriting Agreement

3.1*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, to be effective upon completion of the offering

4.1*	Specimen Ordinary Share Certificate of the Registrant

5.1*	Opinion of Walkers as to the validity of the securities being offered

10.1†	Form of Indemnification Agreement for directors and officers of the Registrant, as currently in effect

10.2†	Amended and Restated 2012 Share Option Plan

10.3†	Form of Notice of Grant — Standard Exercise Option for Amended and Restated 2012 Share Option Plan

10.4*	Employment Agreement, dated , by and between Iroko Pharmaceuticals Inc. and Osagie Imasogie

10.5†	Employment Agreement, dated July 21, 2011, by and between Iroko Holdings LLC and John Vavricka

10.6†	Employment Agreement, effective as of April 6, 2012, by and between Iroko Holdings LLC and Clarence L. Young, M.D.

10.7†	Employment Agreement, dated February 21, 2012, by and between Iroko Holdings LLC and Moji James

10.8†	Form of Employment, Confidential Information, and Invention Assignment Agreement

10.9**	Exclusive Sub-license Agreement dated December 6, 2007, by and between Iroko Pharmaceuticals S.a.r.l and Aspen Pharmacare Holdings, Limited

10.10*	Amended and Restated Nano-Reformulated Compound License and Option Agreement dated as of December 28, 2012, by and between the Registrant, Iroko Pharmaceuticals, LLC, iCeutica Pty Ltd and iCeutica Inc.

10.11*	Nano-Reformulated Compound License and Option Agreement, dated as of December 28, 2012, by and between the Registrant, iCeutica Pty Ltd and iCeutica Inc.

10.12*	Promissory Note, dated as of December 28, 2012, by and between the Registrant and iCeutica Inc.

10.13†**	Confidential Service Agreement, dated as of November 30, 2012, by and between the Registrant and Ventiv Commercial Services, LLC

10.14*	Management Services Agreement, dated as of , by and between the Registrant and Phoenix IP Ventures-III, LLC

10.15**	Manufacturing and Supply Agreement between Iroko Pharmacueticals (Luxembourg) S.a.r.l and Aspen Global Incorporated dated April 1, 2008 and First Addendum dated August 17, 2011.

10.16†**	Master Services Agreement between Iroko Pharmaceuticals, LLC and Aptuit Inc. (n/k/a Catalent CTS, Inc.) dated September 10, 2010.

10.17**	Capital Project Agreement between Iroko Pharmaceuticals, LLC and Catalent CTS, Inc. dated May 10, 2012 and Binding Term Sheet for Submicron-formulated Pharmaceutical Products Exclusive Commercial Manufacturing Agreement between Iroko Pharmaceuticals, LLC and Catalent CTS, Inc. dated September 14, 2012.

10.18*	Purchase Agreement among Drawbridge Iroko Holdings LLC, Phoenix IP Ventures LLC, Phoenix IP Ventures-I, LP, Iroko Holdings LLC and Brox Acquisition Co. dated August 10, 2010.

EXHIBIT NUMBER	EXHIBIT TABLE

10.19†	Revolving Credit Facility between Cordial Investments Inc. and Iroko Pharmaceuticals Inc. dated May 23, 2013.

16†	Letter re: Change in Certifying Accountant

21.1*	List of Subsidiaries of the Registrant.

23.1†	Consent of KMPG LLP

23.2*	Consent of Walkers (included in Exhibit 5.1)

23.3†	Consent of Impact Rx

24.1†	Power of Attorney (included on the signature page)

*	To be filed by amendment.
**	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.
†	Previously filed.